Exhibit 99.1

Active Power Receives Nasdaq Letter Regarding
Non-Compliance with Minimum Bid Price Rule

AUSTIN, Texas (Dec. 22, 2011) – Active Power, Inc. (NASDAQ: ACPW) today announced that on Dec. 19, 2011, it received a letter from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Nasdaq letter has no immediate effect on the listing of the Company’s common stock.

In accordance with Marketplace Rule 5810(c)(3)(A), Active Power will be provided with a grace period of 180 calendar days, or until June 18, 2012, to regain compliance with the Minimum Bid Price Rule. If at any time before June 18, 2012, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by June 18, 2012, Nasdaq will notify the Company that its common stock will be subject to delisting from The Nasdaq Global Market.

In the event the Company receives notice that its common stock is subject to being delisted from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 5505, except for the bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Minimum Bid Price Rule in order to remain on The Nasdaq Capital Market.

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About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and four regional operations centers located in the United Kingdom, Germany, Japan and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties.  Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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